Shareholder Letter Q3 2023

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Dear Shareholders, We’re happy to report that our third quarter delivered strong results across our key metrics versus Q3 2022. • Top line: At $719 million, in-force premium (IFP) grew 18%. • Operating Expense: At $98 million, operating expense declined 11%. • Loss Ratio: At 83%, Gross Loss Ratio improved 11 percentage points. • Gross Profit: At $22 million, Gross Profit was up 170%. • Bottom line: At $40 million, Adjusted EBITDA loss improved 39%. Net loss was $62 million, a 33% improvement. Q3 Loss Ratio Our Gross Loss Ratio for the quarter was 83%, continuing the favorable trend we were seeing in recent quarters, which was rudely interrupted in Q2 2023. As noted in our Shareholder Letter last quarter, “the continued, strong underlying trend suggests we’re making real strides towards our target loss ratios notwithstanding episodic reversals”. 3

We continue to believe we are making solid progress, and also that seasonality and natural catastrophes may occasionally mar that progress. Our reinsurance is in place to blunt the impact of such unwelcome surprises (as our Q2 results demonstrated), making our long term trend line more important than any turbulence we may experience on our way down. More on our loss ratio below. 2 Million Customers and Counting We ended the quarter just shy of two million customers, a milestone we expect to pass this month. This offers a nice point of comparison, and illustrates our progress in recent years. Connecting the dots, the picture that emerges is of a business that is adding customers faster, with each customer paying more, resulting in an expanding business and increasing efficiencies. That suggests solid progress along the path to profitability, which brings us to the next section. 4

Twelve Months Later… It’s been a year since our first Investor Day, where we shared our overarching strategy, and heard from our leadership on the plans in motion to get to profitability and beyond. To mark this anniversary, we're dedicating a few paragraphs to revisiting and updating you on its key takeaways. In the coming section we’ll add perspective and color, but at the outset we’re happy to share that we now expect to turn cash-flow positive in late 2025 - considerably sooner than we had indicated last year - and expect to get there with hundreds of millions in unrestricted cash in the bank. Given the favorable cash flow dynamics of insurance (customers pay us before we pay them), Adjusted EBITDA profitability is expected to follow in 2026, a few quarters after our cash-flow turns positive. Technology as Strategy The strategy we laid out at our founding, detailed in our IPO prospectus, and presented at last year’s Investor Day, seems to us as compelling as ever. In a sentence, it’s that: Lemonade enjoys a structural technological advantage that we expect will manifest as a superior loss-cost and expense-load. 5

Lemonade was founded by tech entrepreneurs and is imbued with an engineering culture; the company operates a vertically integrated proprietary system that has spawned dozens of AIs that delight customers, predict outcomes and quantify risks. It is doubtful any major insurer in the United States could credibly claim any one of these elements, let alone all of them. That’s no coincidence. Lemonade’s difference is a byproduct of its startup origins, and of its coming of age in the era of apps, bots, and AI. Companies with different origin stories, that came of age before smartphones, the internet, or even computers, often struggle to graft digital and AI best practices onto foundations forged in a bygone era. And Lemonade’s difference amounts to a defensible competitive advantage. An insurance company that is foundationally digital and AI-native holds the promise— not to say the inevitability—of industry-leading precision and automation. These, in turn, already deliver a best-in-class customer experience; and over time, we believe, will deliver excellent loss ratios and expense ratios. Are we there yet? Certainly not. But we believe we are on course, and that our structural advantages are already visible if you are willing to look beyond our growing pains, and the industry’s cyclical challenges. Both, we believe, shall pass. Loss Ratio Inflation has swelled the severity of claims across the industry, and disproportionately so for home and car claims. Backlogs in getting inflation- adjusted-rates approved, coupled with growing CAT and an extraordinarily ‘hard’ reinsurance market, have driven marquee insurers into record losses, leading to unprecedented withdrawals of the best known insurers in the US from some of its largest insurance markets. There’s been nothing quite like it in living memory. 6

We’re not impervious to these forces, of course, and our response to them has been a massive increase in our pace and scope of rate filings. As of Q3 2023, we have earned about $45m in premium from our new rates, with a further $120m online but yet to earn in. Further rates await regulatory approval, so that during 2024 we expect to earn an additional >$100m from increased rates. The actions we’ve taken and plan to sustain will, we believe, yield a return to healthy loss ratios, though the nature of the file-approval-implement-earn- in-cycle is such that it may be 18-24 months (depending on inflation rates, and approval rates) before we’re fully caught up. But even as we join in the industry’s ‘file, wash, rinse, repeat’ response to today’s ‘perfect storm,’ we continue to build our technological advantage, which will manifest fully only once the storm passes. Fortunately, inflation is on a downward trajectory, and, industry-wide, insurance rates are on an upward trajectory, so the beginning of a more favorable cycle may be within sight. 7

As we near that point, more sophisticated dynamics will come to the fore: carriers best able to distinguish good risk from bad, best able to quantify the gradations between those two points, and best able to incorporate such insights into risk selection, underwriting, pricing and claims handling, will enjoy positive risk selection and lower loss ratios, higher retention and lower costs of acquisition, with all the attendant financial benefits. Rate adequacy may be the name of the game while inflation is high, but rate accuracy is where the long game is played out. And that, we believe, is where we will shine. To wit: 12 months ago we shared our LTV6 model, our million-parameter AI able to predict churn, claims, and cross-sales for every Lemonade prospect. To the best of our knowledge, no one in the industry has anything like it. A key slide we showed a year ago offered a prediction of Lifetime Loss Ratios for different cohorts. Many investors at our Investor Day wondered aloud how predictive its predictions really are, and hence just how real the advantage it confers will be. Slide shared at Investor Day 2022 8

While ‘lifetime loss ratios’ take a lifetime to materialize, embedded within them are predictions for ‘first-year’ loss ratios, and a year later we’re able to evaluate these. (N.B. first-year loss ratios are higher than lifetime loss ratios. The crossover tends to occur in year-three, but the curve is consistent, allowing us to extrapolate expected first-year loss ratios from lifetime loss ratios.) LTV6 went live in time for Q2 2022, and made its first unaided, or ‘out-of- sample,’ predictions for that and subsequent cohorts. (Predicted ‘lifetime loss ratios’ for pre-existing cohorts were aided by ‘in-sample’ early results, so we can’t credit LTV6 for predicting their ‘first year loss ratio’.) The predicted ‘first-year loss ratio’ for the Q2 ‘22 cohort was 78%, and their actual first year loss ratio was exactly that, 78%. The predicted ‘first-year loss ratio’ for the Q3 ‘22 cohort was 71%, and their actual first year loss ratio was 68%. So far LTV6 has proved highly prescient, with loss ratios materializing in line with its predictions, or slightly better. Slide shared at Investor Day 2022, with predicted and actual first-year results overlaid 9

While we will continue to track how the predictions we made last year map to those cohorts’ actual lifetime value and all its component parts - claims, churn, and cross sell - we have also made significant strides in upgrading our AIs since LTV6. In the past year we launched the even more robust LTV7, followed by the yet stronger LTV8, and we’re on the cusp of rolling out our latest and greatest model, LTV9. With every iteration of our AIs, our precision and segmentation improves substantially. For the reasons outlined above we believe it will take several quarters for our book to become fully rate-adequate, but we aren’t navigating our future using that rear-view mirror. Rather, for every new prospect, every campaign we run, for every product in every region, we use our AI to predict the ratio of our lifetime value to the corresponding cost of acquisition (LTV/CAC). This is our north star. In recent quarters we’ve seen LTV/CAC of 4 and higher. Our growth acquisition spend has been modest and our systems have been able to cherry pick the very best opportunities. So that even as our book has some catching up to do, we are comfortable that the new business we’re bringing in is high quality and profitable. And while our gross loss ratio has been high, looking beyond the headline strengthens the case for optimism. Our Renters and Pet loss ratios have been good and getting better, and we’ve seen exceptional improvements in our Homeowners book when we look beyond the CAT losses (which our AI can’t predict). Improvements in our Car loss ratio have lagged behind our other products, though this seems set to change. We are happy to share that yesterday we received approval for a 51% rate increase for our Car product in California. About 50% of our Car book is in California, so we now expect this—along with recent rate approvals in other states—to steadily drive down our Car loss ratio in the coming quarters. In sharing how healthy our new sales look, and how healthy our book looks ex-CAT, we don’t mean to diminish the impact of inflation and CAT on our 10 actual results. Our extensive reinsurance contracts have blunted their impact on our Adjusted EBITDA, but ultimately, one way or another, we will pay for all the losses we incur. We delay on the predicted, by product, and ex-CAT loss ratios nonetheless, in support of our statement above: “We believe we are on course, and that our structural advantages are already visible if you are willing to look beyond our growing pains, and the industry’s cyclical challenges.” We recognize that this claim is a key part of the Lemonade investment thesis, and we hope the foregoing adds real credibility to it. So much for the ‘precision’ benefits of our AIs, now let’s turn to their other superpower: automation. Operating Expense To understand the status and trend line of our Operating Expense efficiency, it’s important to note three things: 1. Tech imposes a relatively large, and relatively fixed, overhead. 2. This is a disadvantage when small, but an advantage at scale. 3. The more we automate, the more our expense efficiency improves as we grow. 11

Slide from Investor Day And that’s exactly what we have done. In the past 24 months our Gross Earned Premium (GEP) grew 118%, while our Operating Expense increased a mere 19% in comparison: 12

This dynamic is worth underlining. We’re often asked why we focus on growth rather than profitability, but we see that as a false dichotomy. Given our strategy and business architecture, Lemonade becomes profitable at scale, so that growth isn’t an impediment to profitability, it’s a precondition to it. Growth is desirable, because profitability is. In 2024 we will continue to invest in both growth and technology. While we expect our Adjusted EBITDA to improve materially year on year, we don’t expect our path to profitability to be entirely linear. Our investments, by their nature, are front loaded, so that while we expect to see improving Adjusted EBITDA year on year, we also expect those improvements themselves to grow year on year. Talk of investment in technologies that yield efficiencies, brings us to our final chapter: Generative AI. Made for AI We opened our Investor Day with a précis of AI’s history and trajectory, culminating with Foundation Models and Generative AI. While these technologies were unfamiliar to most of our audience at our Investor Day, they were well understood and closely tracked at Lemonade. They exploded into popular awareness a mere fortnight later, with the launch of ChatGPT. All of which to say that the Cambrian moment that AI is now enjoying didn’t catch us unprepared. Quite the contrary, we built Lemonade for this very moment, a point we made in our Shareholder Letter a couple of quarters back: “Eight years ago, at our founding, we made a bet on chat interfaces, AI, and bots. We posited that if we built our company atop these technologies, as they advance, our structural advantage would grow in tandem. We architected our company accordingly: our pricing is the product of machine learning, our knowledge base is stored in vector databases, our tech stack is API based, ours is an engineering culture, and we sell almost all of our policies and assimilate almost all of our claims, 13 using chat and AI. Generative AI, in short, is not a course change for us - it’s an accelerant along the very course we set at our inception.” With the coming of age of generative AI, we have been at the cutting edge of adopting and leveraging large language models (LLMs), both open source and proprietary. Today we have LLMs trained to answer customer emails, review pet medical records, evaluate satellite and other imagery, read home condition reports and more. We gave a sense of how AIs of all kinds enable us to do more with less at our Investor Day, and things have accelerated since then. We field many questions from investors asking for specifics on how we’re utilizing generative AI, but for now we are keeping much of our designs, capabilities, and plans under wraps. What we can share is that we have yet to deploy most of what we’ve developed - we are taking pains to ensure our models are fair, reliable and compliant - and we have yet to fully develop most of what we plan to. Nevertheless, we are already reaping material benefits. For example, we'll end 2023 with roughly the same number of full time employees as at the start, even as our business will have grown considerably. That speaks to powerful efficiencies. Indeed, our expectation to become cash flow positive by year end 2025, earlier than our prior estimates, owes much to what we are doing with AI. In Conclusion The closing remarks from our Investor Day have lost none of their currency, and they bear re-watching. They echo and build on what we wrote in our Founders’ Letter at the time of our IPO: “Lemonade is not everyone’s cup of tea, which is why we wanted to outline our approach, in the hope that investors who share our thinking will be drawn to Lemonade, while those who do not will seek their fortunes elsewhere.” 14

We are not expecting a lightning turnaround, and we know the coming quarters will be peppered with setbacks alongside continued progress. But the passage of time has strengthened our confidence in our strategy, as results continue to conform to our plans, or to best them. Our interim goal of being cash flow positive is now within sight, and we hope you - like us - take much comfort and confidence from that. Our ultimate goal, of course, goes beyond being profitable: it is to become an iconic global brand, with unrivaled ability to quantify risk, and service customers at the highest level of delight while shouldering the lowest cost to serve. The realization of this expansive ambition would be of outsized value to our customers, our team, and to you - our shareholders. We’ve never wavered on this ambition, and while we have years of work ahead of us, this rewarding outcome seems more attainable than ever before. Our aim in sharing not only our Q3 results, but also the comparison of our ‘1st and 2nd million’, our ‘Investor Day refresh’, and our own thoughts, is to offer sufficient data points and vantage points for investors who ‘share our thinking’, to also share our optimism. Lemonade may not be everyone’s cup of tea, but if it’s yours, we wanted to give you a proper taste of what we’ve been brewing. 15

Q3 2023 Results, KPIs and Non-GAAP Financial Measures Note Q3 ‘23 was the first quarter where our year-on-year comparisons reflect the Metromile acquisition in all periods presented. Caution is advised when evaluating some metrics and comparisons - for example growth rates last quarter (which included inorganic growth) vs. this quarter (that does not). Of note, Annual Dollar Retention (ADR) is two points lower than prior quarter (up vs. prior year) primarily due to Metromile customers being included in this annual metric for the first time. In Force Premium IFP, defined as the aggregate annualized premium for customers as of the period end date, increased by 18% to $719 million as compared to the third quarter of 2022. Customers Customer count increased by 12% to 1,984,154 as compared to the third quarter of 2022. Premium per Customer Premium per customer, defined as in force premium divided by customers, was $362 at the end of the third quarter, up 6% from the third quarter of 2022. Annual Dollar Retention ADR, defined as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn, was 85% at the end of the third quarter, an increase of 1 percentage point from third quarter of 2022. 16

Gross Earned Premium Third quarter gross earned premium of $173.2 million increased by $36.8 million or 27% as compared to the third quarter of 2022, primarily due to the increase of IFP earned during the quarter. Revenue Third quarter revenue of $114.5 million increased by $40.5 million or 55% as compared to the third quarter of 2022, primarily due to the increase of gross earned premium during the quarter, coupled with greater investment income. Gross Profit Third quarter gross profit of $21.9 million increased by $13.8 million or 170% as compared to the third quarter of 2022, primarily due to higher earned premium and improved loss ratio in the third quarter this year. Adjusted Gross Profit Third quarter adjusted gross profit of $24.9 million increased by $11.7 million or 89% as compared to the third quarter of 2022, primarily due to higher earned premium and improved loss ratio in the third quarter. Adjusted gross profit is a non-GAAP metric. Reconciliations of GAAP to non- GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. 17

Operating Expense Total operating expense, excluding net loss and loss adjustment expense, of $98.2 million decreased by $11.6 million or 11% as compared to the third quarter of 2022. The decrease was primarily driven by lower growth spend for customer acquisition. Net Loss Net loss in the third quarter was $61.5 million, or $(0.88) per share, as compared to $91.4 million, or $(1.37) per share, in the third quarter of 2022, an improvement in net loss of nearly 33% in just a year. Adjusted EBITDA Adjusted EBITDA loss of $40.2 million decreased by 39% as compared to an Adjusted EBITDA loss of $65.7 million in the third quarter of 2022, primarily due to higher revenue and lower growth spend in the third quarter. Adjusted EBITDA is a non-GAAP metric. Reconciliations of GAAP to non- GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this letter and the reasons for their use, are presented at the end of this letter. Cash & Investments The Company’s cash, cash equivalents, and investments totaled approximately $945 million at September 30, 2023, reflecting primarily the $103 million of net cash used in operations since December 31, 2022. As of September 30, 2023, approximately $109 million is carried by our insurance subsidiaries as surplus to the benefit of its policyholders. 18

Key Operating and Financial Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
	($ in millions, except Premium per customer)		($ in millions, except Premium per customer)	
Customers (end of period)	1,984,154	1,775,824	1,984,154	1,775,824
In force premium (end of period)	$ 719.0	$ 609.2	$ 719.0	$ 609.2
Premium per customer (end of period)	$ 362	$ 343	$ 362	$ 343
Annual dollar retention (end of period) [1]	85%	84%	85%	84%
Total revenue	$ 114.5	$ 74.0	$ 314.3	$ 168.3
Gross earned premium	$ 173.2	$ 136.4	$ 491.3	$ 339.2
Gross profit	$ 21.9	$ 8.1	$ 50.5	$ 29.6
Adjusted gross profit	$ 24.9	$ 13.2	$ 62.1	$ 47.0
Net loss	$ (61.5)	$ (91.4)	$ (194.5)	$ (234.1)
Adjusted EBITDA	$ (40.2)	$ (65.7)	$ (143.7)	$ (173.4)
Gross profit margin	19%	11%	16%	18%
Adjusted gross profit margin	22%	18%	20%	28%
Ratio of Adjusted Gross Profit to Gross Earned Premium	14%	10%	13%	14%
Gross loss ratio	83%	94%	88%	90%
Net loss ratio	88%	105%	93%	97%

[1] Includes Metromile beginning in the third quarter of 2023.

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Guidance Fourth Quarter 2023 We expect: • In force premium at December 31, 2023 of $726 - $729 million • Gross earned premium of $174 - $176 million • Revenue of $107 - $109 million • Adjusted EBITDA loss of ($44) - ($42) million • Stock-based compensation expense of approximately $16 million • Capital expenditures of approximately $3 million • Weighted total common shares outstanding of approximately 70 million shares Full Year 2023 We expect: • In force premium at December 31, 2023 of $726 - $729 million • Gross earned premium of $665 - $667 million • Revenue of $421 - $423 million • Adjusted EBITDA loss of ($188) - ($186) million • Stock-based compensation expense of approximately $62 million • Capital expenditures of approximately $10 million • Weighted total common shares outstanding of approximately 70 million shares A full reconciliation of adjusted EBITDA guidance to net loss on a forward- looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investment income, and other transactions that we consider to be unique in nature, all of which are adjustments to adjusted EBITDA. We have provided a reconciliation of GAAP to non-GAAP financial measures for the third quarter 2023 in the reconciliation tables at the end of this letter. 20

Non-GAAP financial measures and key operating metrics The non-GAAP financial measures used in this letter to shareholders are Adjusted EBITDA, Adjusted Gross Profit, and Ratio of Adjusted Gross Profit to Gross Earned Premium. We define Adjusted EBITDA as net loss excluding income tax expense, depreciation and amortization, stock-based compensation, interest income and expense, net investment income, net realized gains and losses on sale of investments, change in fair value of warrants liability, amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile Acquisition, interest expense on borrowings under financing agreement and other non-cash adjustments and other transactions that we consider to be unique in nature. We exclude these items from adjusted EBITDA because we do not consider them to be directly attributable to our underlying operating performance. We use Adjusted EBITDA as an internal performance measure in the management of our operations because we believe it gives our management and other customers of our financial information useful insight into our results of operations and our underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net loss calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently. We define Adjusted Gross Profit as gross profit excluding net investment income, interest income and expense, and net realized gains and losses on sale of investments, plus fixed costs and overhead associated with our underwriting operations including employee-related expense and professional fees and other, and depreciation and amortization allocated to cost of revenue. After these adjustments, the resulting calculation is inclusive of only those variable costs of revenue incurred on the successful acquisition of business and without the volatility of investment income. We use Adjusted Gross Profit as a key measure of our progress towards profitability and to consistently evaluate the variable contribution to our business from underwriting operations from period to period. 21

We define Ratio of Adjusted Gross Profit to Gross Earned Premium as the ratio of adjusted gross profit to gross earned premium. The Ratio of Adjusted Gross Profit to Gross Earned Premium measures the relationship between the underlying business volume and gross economic benefit generated by our underwriting operations, on the one hand, and our underlying profitability trends, on the other. We rely on this measure, which supplements our gross profit ratio as calculated in accordance with GAAP, because it provides management with insight into our underlying profitability trends over time. The non-GAAP financial measures used in this letter to shareholders have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, adjusted gross profit, and adjusted gross profit margin, ratio of adjusted gross profit to gross earned premium, and adjusted EBITDA should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future 22 operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this letter to shareholders. This letter to shareholders also includes key performance indicators, including customers, in force premium, premium per customer, annual dollar retention, gross earned premium, gross loss ratio, net loss ratio and gross loss ratio ex-CAT. We define customers as the number of current policyholders underwritten by us or placed by us with third-party insurance partners (who pay us recurring commissions) as of the period end date. A customer that has more than one policy counts as a single customer for the purposes of this metric. We view customers as an important metric to assess our financial performance because customer growth drives our revenue, expands brand awareness, deepens our market penetration, creates additional upsell and cross-sell opportunities and generates additional data to continue to improve the functioning of our platform. We define in force premium ("IFP") as the aggregate annualized premium for customers as of the period end date. At each period end date, we calculate IFP as the sum of: (i) In force written premium — the annualized premium of in force policies underwritten by us; and (ii) In force placed premium — the annualized premium of in force policies placed with third party insurance companies for which we earn a recurring commission payment. In force placed premium currently reflects approximately 1% of IFP. The annualized value of premiums is a legal and contractual determination made by assessing the contractual terms with our customers. The annualized value of contracts is not determined by reference to historical revenues, deferred revenues or any other GAAP financial measure over any period. IFP is not a 23 forecast of future revenues nor is it a reliable indicator of revenue expected to be earned in any given period. We believe that our calculation of IFP is useful to analysts and investors because it captures the impact of growth in customers and premium per customer at the end of each reported period, without adjusting for known or projected policy updates, cancellations, rescissions and non-renewals. We use IFP because we believe it gives our management useful insight into the total reach of our platform by showing all in force policies underwritten and placed by us. Other companies, including companies in our industry, may calculate IFP differently or not at all, which reduces the usefulness of IFP as a tool for comparison. We define premium per customer as the average annualized premium customers pay for products underwritten by us or placed by us with third- party insurance partners. We calculate premium per customer by dividing IFP by customers. We view premium per customer as an important metric to assess our financial performance because premium per customer reflects the average amount of money our customers spend on our products, which helps drive strategic initiatives. We define annual dollar retention ("ADR"), as the percentage of IFP retained over a twelve month period, inclusive of changes in policy value, changes in number of policies, changes in policy type, and churn. To calculate ADR we first aggregate the IFP from all active customers at the beginning of the period and then aggregate the IFP from those same customers at the end of the period. ADR is then equal to the ratio of ending IFP to beginning IFP. We believe that our calculation of ADR is useful to analysts and investors because it captures our ability to retain customers and sell additional products and coverage to them over time. We view ADR as an important metric to measure our ability to provide a delightful end-to-end customer experience, satisfy our customers’ evolving insurance needs and maintain our customers’ trust in our products. Our customers become more valuable to us every year they continue to subscribe to our products. Other companies, 24 including companies in our industry, may calculate ADR differently or not at all, which reduces the usefulness of ADR as a tool for comparison. Gross earned premium ("GEP") is the earned portion of our gross written premium. Gross earned premium includes direct and assumed premium. In December 2022, we began assuming premium related to car insurance policies written in Texas, in connection with our fronting arrangement with a third party carrier in Texas, and this did not impact the key performance indicators prior to fourth quarter of 2022. We use this operating metric as we believe it gives our management and other users of our financial information useful insight into the gross economic benefit generated by our business operations and allows us to evaluate our underwriting performance without regard to changes in our underlying reinsurance structure. Unlike net earned premium, gross earned premium excludes the impact of premiums ceded to reinsurers, and therefore should not be used as a substitute for net earned premium, total revenue, or any other measure presented in accordance with GAAP. We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium. We define net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. We define gross loss ratio ex-CAT, expressed as a percentage, as the ratio of gross losses and loss adjustment expense, excluding catastrophic losses, to gross earned premium. 25

Links The information contained on, or that can be accessed through, hyperlinks included herein is deemed not to be incorporated in or part of this shareholder letter. Earnings teleconference information The Company will discuss its third quarter 2023 financial results and business outlook during a teleconference on November 2, 2023, at 8:00 AM ET. The conference call (access code 549869) can be accessed toll-free at 1-833-470-1428, or at 1-404-975-4839. A live audio webcast of the call will also be available simultaneously at https://investor.lemonade.com Following completion of the call, a recorded replay of the webcast will be available on the investor relations section of Lemonade’s website. Additional investor information can be accessed at https://investor.lemonade.com About Lemonade Lemonade offers renters, homeowners, pet, car, and life insurance. Powered by artificial intelligence and behavioral economics, Lemonade’s full stack insurance carriers in the US, the UK and the EU replace brokers and bureaucracy with bots and machine learning, aiming for zero paperwork and instant everything. A Certified B-Corp, Lemonade gives unused premiums to nonprofits selected by its community, during its annual Giveback. Lemonade is currently available in the United States, the UK, Germany, the Netherlands, and France, and continues to expand globally. 26

For more information, please visit www.lemonade.com, and follow Lemonade on Twitter or Instagram. Media inquiries: press@lemonade.com Investor contact: ir@lemonade.com Forward-looking statement safe harbor This letter to shareholders contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this letter to shareholders that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance and upgraded guidance, including our financial outlook for the fourth quarter of 2023 and full year 2023, our future profitability, the expectations regarding the impact of increased rate filings, the expected benefits, accuracy and growth of our predictive and generative AI models, our anticipated growth, our industry, business strategy, plans, goals and expectations concerning our market position, future operations and other financial and operating information. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of losses and the fact that we may not achieve or maintain profitability in the future; our ability to retain and expand our customer base; the risk that the “Lemonade” brand may not become as widely known as incumbents’ brands or the brand may become tarnished; the denial of claims or our failure to accurately and timely pay claims; our ability to attain greater value from each user; the novelty of our business model and its unpredictable efficacy and susceptibility to unintended consequences; the possibility that we could be forced to modify or eliminate our Giveback; our 27 limited operating history; our ability to manage our growth effectively; the intense competition in the segments of the insurance industry in which we operate; risks related to the availability of reinsurance at current levels and prices; our exposure to counterparty risks; our ability to maintain our risk- based capital at the required levels; our ability to expand our product offerings; risks, including regulatory risks, related to the operation, development, and implementation of our proprietary artificial intelligence algorithms and telematics based pricing model; legislation or legal requirements that may affect how we communicate with customers; our reliance on artificial intelligence, telematics, mobile technology, and our digital platforms to collect data that we utilize in our business; our dependence on search engines, social media platforms, digital app stores, content-based online advertising and other online sources to attract consumers to our website and our online app; our ability to obtain additional capital to the extent required to grow our business, which may not be available on terms acceptable to us or at all; periodic examinations by state insurance regulators; our actual or perceived failure to protect customer information and other data as a result of security incidents or real or perceived errors, failures or bugs in our systems, website or app, respect customers’ privacy, or comply with data privacy and security laws and regulations; underwriting risks accurately and charging competitive yet profitable rates to customers; potentially significant expenses incurred in connection with any new products before generating revenue from such products; risks associated with any costs incurred and other risks as we expand our business in the U.S. and internationally; our ability to successfully combine the businesses of Lemonade and Metromile and realize the anticipated benefits of the merger; the cyclical nature of the insurance industry; risks related to our ability to comply with extensive insurance industry regulations and additional regulatory requirements specific to other vertical markets that we enter or have entered; our ability to predict the impacts of severe weather events and catastrophes, including the effects of climate change and global pandemics, on our business and the global economy generally; increasing scrutiny, actions, and changing expectations on environmental, social, and governance matters; fluctuations of our results 28 of operations on a quarterly and annual basis; our utilization of customer and third party data in underwriting our policies; limitations in the analytical models used to assess and predict our exposure to catastrophe losses; risks related to potential losses that could be greater than our loss and loss adjustment expense reserves; the minimum capital and surplus requirements our insurance subsidiaries are required to have; assessments and other surcharges from state guaranty funds; our status and obligations as a public benefit corporation; the ability of significant shareholders to influence the outcome of important transactions, including a change in control; our operations in Israel and the current political, economic, and military instability, including the evolving conflict in Israel and surrounding region; and the impact of the Customer Investment Agreement with General Catalyst which is unpredictable, and the arrangement may not function as expected. These and other important factors are discussed under the caption “Risk Factors” in our Form 10-K filed with the SEC on March 3, 2023, our Quarterly Report on Form 10-Q for the period ended June 30, 2023 filed with the SEC on August 4, 2023 and in our other and subsequent filings with the SEC, which could cause actual results to differ materially from those indicated by the forward-looking statements made in this letter to shareholders. Any such forward-looking statements represent management’s beliefs as of the date of this letter to shareholders. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. 29

Condensed Consolidated Statements of Operations and Comprehensive Loss $ in millions, except per share amounts, unaudited Three Months Ended September 30, Nine Months Ended September 30, 2023 2022 2023 2022 Revenue Net earned premium $ 86.6 $ 50.6 $ 231.3 $ 109.2 Ceding commission income 16.7 16.9 51.4 46.4 Net investment income 7.0 2.6 17.6 4.7 Commission and other income 4.2 3.9 14.0 8.0 Total revenue 114.5 74.0 314.3 168.3 Expense Loss and loss adjustment expense, net 75.9 53.3 215.4 105.8 Other insurance expense 15.1 12.1 43.7 30.9 Sales and marketing 24.4 35.8 77.4 111.1 Technology development 21.8 21.4 67.7 56.1 General and administrative 36.9 40.5 100.3 91.1 Total expense 174.1 163.1 504.5 395.0 Loss before income taxes (59.6) (89.1) (190.2) (226.7) Income tax expense 1.9 2.3 4.3 7.4 Net loss $ (61.5) $ (91.4) $ (194.5) $ (234.1) Other comprehensive loss, net of tax Unrealized gain (loss) on investments in fixed maturities 2.9 (5.0) 10.1 (23.8) Foreign currency translation adjustment (1.0) (1.5) (1.6) (8.1) Comprehensive loss $ (59.6) $ (97.9) $ (186.0) $ (266.0) Per share data: Net loss per share attributable to common stockholders— basic and diluted $ (0.88) $ (1.37) $ (2.80) $ (3.69) Weighted average common shares outstanding—basic and diluted 69,753,576 66,877,100 69,542,342 63,482,945 30

Condensed Consolidated Balance Sheets $ in millions, except per share amounts As of September 30, December 31, 2023 2022 (Unaudited) Assets Investments Fixed maturities available-for-sale, at fair value (amortized cost: $645.4 million and $673.5 million as of September 30, 2023 and December 31, 2022, respectively) $ 633.4 $ 650.3 Short-term investments (cost: $73.4 million and $99.9 million as of September 30, 2023 and December 31, 2022, respectively) 73.4 99.8 Total investments 706.8 750.1 Cash, cash equivalents and restricted cash 238.1 286.5 Premium receivable, net of allowance for credit losses of $2.5 million and $2.7 million as of September 30, 2023 and December 31, 2022, respectively 223.2 179.6 Reinsurance recoverable 144.6 156.8 Prepaid reinsurance premium 197.6 164.5 Deferred acquisition costs 8.1 6.9 Property and equipment, net 17.4 19.6 Intangible assets 25.2 32.5 Goodwill 19.0 19.0 Other assets 67.6 75.2 Total assets $ 1,647.6 $ 1,690.7 Liabilities and Stockholders' Equity Unpaid loss and loss adjustment expense $ 255.1 $ 256.2 Unearned premium 355.6 288.0 Trade payables 2.7 1.1 Funds held for reinsurance treaties 131.1 136.0 Deferred ceding commission 39.1 39.7 Ceded premium payable 36.3 18.4 Borrowings under financing agreement 7.7 — Other liabilities and accrued expenses 93.1 84.5 Total liabilities 920.7 823.9 Commitments and Contingencies Stockholders' equity Common stock, $0.00001 par value, 200,000,000 shares authorized; 69,909,356 and 69,275,030 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively — — Additional paid-in capital 1,800.2 1,754.1 Accumulated deficit (1,054.2) (859.7) Accumulated other comprehensive loss (19.1) (27.6) Total stockholders' equity 726.9 866.8 Total liabilities and stockholders' equity $ 1,647.6 $ 1,690.7 31

Condensed Consolidated Statements of Cash Flows $ in millions, unaudited Nine Months Ended September 30, 2023 2022 Cash flows from operating activities: Net loss $ (194.5) $ (234.1) Adjustments to reconcile net loss to net cash used in operating activities: Depreciation and amortization 15.2 6.8 Stock-based compensation 45.6 43.6 Amortization of discount on bonds (1.3) 5.9 Provision for bad debt 6.0 6.4 Asset impairment charge 3.7 — Changes in operating assets and liabilities: Premium receivable (49.6) (49.8) Reinsurance recoverable 12.2 (32.2) Prepaid reinsurance premium (33.1) (32.1) Deferred acquisition costs (1.2) (1.4) Other assets 5.0 (5.1) Unpaid loss and loss adjustment expense (1.1) 46.5 Unearned premium 67.6 71.5 Trade payables 1.6 (0.3) Funds held for reinsurance treaties (4.9) 28.6 Deferred ceding commissions (0.6) 6.5 Ceded premium payable 17.9 (5.8) Other liabilities and accrued expenses 8.5 10.6 Net cash used in operating activities (103.0) (134.4) Cash flows from investing activities: Acquisition of business, net of cash acquired — 98.8 Proceeds from short-term investments sold or matured 115.2 150.0 Proceeds from bonds sold or matured 300.0 90.0 Cost of short-term investments acquired (71.5) (118.3) Cost of bonds acquired (288.8) (119.4) Purchases of property and equipment (6.8) (7.5) Net cash provided by investing activities 48.1 93.6 Cash flows from financing activities: Proceeds from borrowings under financing agreement 9.3 — Payments on borrowings under financing agreement (1.6) — Proceeds from stock exercises 0.5 3.3 Net cash provided by financing activities 8.2 3.3 Effect of exchange rate changes on cash, cash equivalents and restricted cash (1.7) (8.1) Net decrease in cash, cash equivalents and restricted cash (48.4) (45.6) Cash, cash equivalents and restricted cash at beginning of period 286.5 270.6 Cash, cash equivalents and restricted cash at end of period $ 238.1 $ 225.0 Supplemental disclosure of cash flow information: Cash paid for income taxes $ 0.6 $ 3.4 Cash paid for interest expense on borrowings under financing agreement $ 0.1 $ — Non-cash transactions: Warrants assumed from acquisition of Metromile $ — $ 0.8 32

Reconciliation of Non-GAAP Financial Measures to their Most Directly Comparable GAAP Financial Measures Adjusted Gross Profit and Adjusted Gross Profit Margin The following table provides a reconciliation of total revenue to adjusted gross profit and the related adjusted gross profit margin for the periods presented: Three Months Ended September 30, Nine Months Ended September 30, 2023 2022 2023 2022 ($ in millions) Total revenue $ 114.5 $ 74.0 $ 314.3 $ 168.3 Adjustments: Loss and loss adjustment expense, net $ (75.9) $ (53.3) $ (215.4) $ (105.8) Other insurance expense (15.1) (12.1) (43.7) (30.9) Depreciation and amortization (1.6) (0.5) (4.7) (2.0) Gross profit $ 21.9 $ 8.1 $ 50.5 $ 29.6 Gross profit margin (% of total revenue) 19% 11% 16% 18% Adjustments: Net investment income $ (7.0) $ (2.6) $ (17.6) $ (5.0) Interest income and other income (0.7) (0.3) (2.2) — Employee-related expense 4.6 3.9 13.1 12.1 Professional fees and other 4.5 3.6 13.6 8.3 Depreciation and amortization 1.6 0.5 4.7 2.0 Adjusted gross profit $ 24.9 $ 13.2 $ 62.1 $ 47.0 Adjusted gross profit margin (% of total revenue) 22% 18% 20% 28% 33

Ratio of Adjusted Gross Profit to Gross Earned Premium The following table sets forth our calculation of the Ratio of Adjusted Gross Profit to Gross Earned Premium for the periods presented: Three Months Ended September 30, Nine Months Ended September 30, 2023 2022 2023 2022 ($ in millions) Numerator: Adjusted gross profit $ 24.9 $ 13.2 $ 62.1 $ 47.0 Denominator: Gross earned premium $ 173.2 $ 136.4 $ 491.3 $ 339.2 Ratio of Adjusted Gross Profit to Gross Earned Premium 14% 10% 13% 14% Adjusted EBITDA The following table provides a reconciliation of adjusted EBITDA to net loss for the periods presented: Three Months Ended September 30, Nine Months Ended September 30, 2023 2022 2023 2022 ($ in millions) Net loss $ (61.5) $ (91.4) $ (194.5) $ (234.1) Adjustments: Income tax expense 1.9 2.3 4.3 7.4 Depreciation and amortization 5.0 3.8 15.2 6.8 Stock-based compensation (1) 15.4 14.8 45.6 42.8 Transaction and integration costs from Metromile acquisition — 7.4 — 8.4 Interest income and others (0.5) (0.3) (2.0) (0.3) Net investment income (7.0) (2.6) (17.6) (4.7) Change in fair value of warrants liability — 0.3 (0.3) 0.3 Amortization of fair value adjustment on insurance contract intangible liability relating to the Metromile acquisition (0.2) — (1.1) — Other adjustments (2) 6.7 — 6.7 — Adjusted EBITDA $ (40.2) $ (65.7) $ (143.7) $ (173.4) (1) Includes compensation expense related to warrant shares of $0.9 million and $1.5 million for the three and nine months ended September 30, 2023. (2) Includes impairment charge of $3.7 million related to the San Francisco office sublease and $3.0 million accrual for a potential liability claim, both related to Metromile.. 34

Supplemental Financial Information $ in millions, unaudited Stock-based compensation Three Months Ended September 30, Nine Months Ended September 30, 2023 2022 2023 2022 Loss and loss adjustment expense, net $ 0.8 $ 0.7 $ 2.2 $ 1.9 Other insurance expense 0.6 0.4 1.6 1.2 Sales and marketing (1) 1.9 1.8 4.6 5.0 Technology development 6.4 6.4 19.4 17.6 General and administrative 5.7 6.3 17.8 17.9 Total stock-based compensation expense $ 15.4 $ 15.6 $ 45.6 $ 43.6 (1) Includes compensation expense related to warrant shares of $0.9 million and $1.5 million for the three and nine months ended September 30, 2023 Written and Earned Premium Three Months Ended September 30, Nine Months Ended September 30, 2023 2022 2023 2022 Gross written premium $ 212.8 $ 174.0 $ 558.7 $ 410.7 Ceded written premium (118.0) (98.5) (293.4) (262.0) Net written premium $ 94.8 $ 75.5 $ 265.3 $ 148.7 Three Months Ended September 30, Nine Months Ended September 30, 2023 2022 2023 2022 Gross earned premium $ 173.2 $ 136.4 $ 491.3 $ 339.2 Ceded earned premium (86.6) (85.8) (260.0) (230.0) Net earned premium $ 86.6 $ 50.6 $ 231.3 $ 109.2 35

Historical Operating Metrics

$ in millions except Premium per customer

	Sept. 30, 2021	Dec. 31, 2021	Mar. 31, 2022	Jun. 30, 2022	Sept. 30, 2022	Dec. 31, 2022	Mar. 31 2023	Jun. 30, 2023	Sep. 30, 2023
Customers (end of period)	1,363,754	1,427,481	1,504,197	1,579,936	1,775,824	1,807,548	1,856,012	1,906,408	1,984,154
In force premium (end of period)	$ 346.7	$ 380.1	$ 419.0	$ 457.6	$ 609.2	$ 625.1	$ 653.3	$ 686.6	$ 719.0
Premium per customer (end of period)	$ 254	$ 266	$ 279	$ 290	$ 343	$ 346	$ 352	$ 360	$ 362
Annual dollar retention (end of period)	82%	82%	82%	83%	84%	86%	87%	87%	85%
Total revenue	$ 35.7	$ 41.0	$ 44.3	$ 50.0	$ 74.0	$ 88.4	$ 95.2	$ 104.6	$ 114.5
Gross earned premium	$ 79.6	$ 89.3	$ 96.0	$ 106.8	$ 136.4	$ 151.3	$ 154.2	$ 163.9	$ 173.2
Gross profit	$ 11.7	$ 7.8	$ 10.2	$ 11.3	$ 8.1	$ 12.7	$ 16.5	$ 12.1	$ 21.9
Adjusted gross profit	$ 15.2	$ 12.6	$ 16.3	$ 17.5	$ 13.2	$ 17.9	$ 20.6	$ 16.6	$ 24.9
Net loss	$ (66.4)	$ (70.3)	$ (74.8)	$ (67.9)	$ (91.4)	$ (63.7)	$ (65.8)	$ (67.2)	$ (61.5)
Adjusted EBITDA	$ (51.3)	$ (51.2)	$ (57.4)	$ (50.3)	$ (65.7)	$ (51.7)	$ (50.8)	$ (52.7)	$ (40.2)
Gross profit margin	33%	19%	23%	23%	11%	14%	17%	12%	19%
Adjusted gross profit margin	43%	31%	37%	35%	18%	20%	22%	16%	22%
Ratio of Adjusted Gross Profit to Gross Earned Premium	19%	14%	17%	16%	10%	12%	13%	10%	14%
Gross loss ratio	77%	96%	90%	86%	94%	89%	87%	94%	83%
Net loss ratio	81%	98%	89%	90%	105%	97%	93%	99%	88%

36

Appendix to the Q3 2023 Shareholder Letter

Customers (in ‘000s) In Force Premium ($s in m) 12% 30% YoY growth 18%76% 1,364 1,776 1,984 Q3 21 Q3 22 Q3 23 $346.7 $609.2 $719.0 Q3 21 Q3 22 Q3 23 $254 $343 $362 Q3 21 Q3 22 Q3 23 Premium Per Customer 6% 35% * = Appendix p.2

Gross Earned Premium (“GEP”) ($s in m) Revenue ($s in m) $35.7 $74.0 $114.5 Q3 21 Q3 22 Q3 23 55%107%YoY growth $79.6 $136.4 $173.2 Q3 21 Q3 22 Q3 23 27% 71% Appendix p.3

94% 89% 87% 94% 83% 105% 97% 93% 99% 88% 88% 79% 72% 73% 73% Q3 22 Q4 22 Q1 23 Q2 23 Q3 23 Loss Ratio Gross Loss Ratio (1) Net Loss Ratio (1) (1) We define gross loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense to gross earned premium, and net loss ratio, expressed as a percentage, as the ratio of losses and loss adjustment expense, less amounts ceded to reinsurers, to net earned premium. (2) We define gross loss ratio ex-CAT, expressed as a percentage, as the ratio of losses and loss adjustment expense excluding catastrophic losses to gross earned premium. Appendix p.4 Gross Loss Ratio ex-CAT (2)

Gross Profit ($s in m) Gross Profit Margin 170%(31%) 33% 11% 19% Q3 21 Q3 22 Q3 23 YoY growth Appendix p.5 $11.7 $8.1 $21.9 Q3 21 Q3 22 Q3 23

Adj. Gross Profit (1) ($s in m) Ratio of Adj. Gross Profit to GEP $15.2 $13.2 $24.9 Q3 21 Q3 22 Q3 23 89%(13%) (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". 19% 10% 14% Q3 21 Q3 22 Q3 23 YoY growth Appendix p.6

($82.4) ($109.8) ($98.2) Q3 21 Q3 22 Q3 23 Other insurance expense Sales and marketing Technology development General and administrative Operating Expenses (1) ($s in m) (1) Represents total expense less loss and loss adjustment expense, net. Appendix p.7

Net Loss ($s in m) Adj. EBITDA (1) ($s in m) 39%(28%) YoY growth 33% (38%) (1) This is a non-GAAP metric. For a description of these metrics and a reconciliation to the most directly comparable GAAP measure, please see "Reconciliation of Non-GAAP Financial Measures to GAAP" and "Non-GAAP financial measures and key operating metrics". Appendix p.8 ($66.4) ($91.4) ($61.5) Q3 21 Q3 22 Q3 23 ($51.3) ($65.7) ($40.2) Q3 21 Q3 22 Q3 23

Guidance ($s in m)Q4 2023 Full Year 2023 $726 $729 $174 $176 $107 $109 ($44) ($42) ($188) ($186) $421 $423 $665 $667 $726 $729 Low High Low High In Force Premium (as of end of period) Gross Earned Premium Revenue Adj. EBITDA (1) (1) Adj. EBITDA is a non-GAAP metric. A full reconciliation of Adj. EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to income tax expense, depreciation and amortization, interest income, net investment income, and other transactions that we consider to be unique in nature, all of which are adjustments to Adj. EBITDA. We estimate that stock-based compensation for the fourth quarter and full year 2023 is approximately $16m and $62m, respectively. We estimate that Capital expenditures for the fourth quarter and full year 2023 is approximately $3m and $10m, respectively. We estimate weighted total common shares outstanding of approximately 70m for both the fourth quarter and full year 2023. Appendix p.9